Exhibit h(1)(b)

TRANSFER AGENCY AND SERVICE AGREEMENT

BETWEEN

STATE STREET INSTITUTIONAL INVESTMENT TRUST ON BEHALF OF ITSELF AND
EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY,
AS LISTED ON SCHEDULE A

AND

BOSTON FINANCIAL DATA SERVICES, INC.

SSgA Institutional

TABLE OF CONTENTS

Page
1.	Terms of Appointment and Duties	1

2.	Third Party Administrators for Defined Contribution Plans	7

3.	Exception Services	8

4.	Fees and Expenses	8

5.	Representations and Warranties of the Transfer Agent	10

6.	Representations and Warranties of the Fund	10

7.	Wire Transfer Operating Guidelines	11

8.	Data Access and Proprietary Information	13

9.	Indemnification	15

10.	Standard of Care	17

11.	Confidentiality	18

12.	Covenants of the Funds and the Transfer Agent	20

13.	Termination of Agreement	22

14.	Assignment and Third Party Beneficiaries	25

15.	Subcontractors	25

16.	Changes and Modifications	25

17.	Miscellaneous	26

18.	Additional Portfolios/Funds	28

19.	Massachusetts Business Trust	28

20.	The Parties	28

Schedule A	Funds and Portfolios
Schedule 1.8	AML Delegation
Schedule 1.13	Omnibus Transparency Services
Schedule 2.1	Third Party Administrator(s) Procedures
Schedule 4.1	Fees and Expenses

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT made as of the 31st day of July, 2009 , by and between STATE STREET INSTITUTIONAL INVESTMENT TRUST, a Massachusetts business trust, having its principal office and place of business at State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02110 (the “Fund”), on behalf of itself and each of the entities listed on Schedule A separately and not jointly, and BOSTON FINANCIAL DATA SERVICES, INC., a Massachusetts corporation having its principal office and place of business at Two Heritage Drive, North Quincy, Massachusetts 02171 (the “Transfer Agent”).

WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Fund currently offers shares in the series set in the attached Schedule A, which may be amended by the parties from time to time, (such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Section 18, being herein referred to as a “Portfolio”, and collectively as the “Portfolios”); and

WHEREAS, the Fund, on behalf of itself and the Portfolios, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Terms of Appointment and Duties

1.1
Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of itself and the Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for the Fund’s authorized and issued shares of beneficial interest (“Shares”), its dividend disbursing agent and its agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the respective Portfolios of the Fund (“Shareholders”) and described in the currently effective prospectus and statement of additional information of the Fund, on behalf of the applicable Portfolio, including without limitation any periodic investment plan, dividend reinvestment plan or periodic withdrawal program.

1.2
In accordance with procedures established from time to time by agreement between the Fund, on behalf of itself and each of the Portfolios, as applicable and the Transfer Agent, (the “Procedures”) with such changes or deviations there from as have been (or may from time to time be) agreed upon in writing by the parties, the Transfer Agent agrees that it will perform the following services:

(a)         Establish each Shareholder’s account in the Portfolios on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Shareholder in accordance with the Procedures;

(b)         Receive for acceptance and process orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of a Portfolio as identified by the Portfolio (the “Custodian”);

(c)         Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(d)         Receive for acceptance and process redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(e)         In respect to items (a) through (d) above, the Transfer Agent may execute transactions directly with broker-dealers or other intermediaries authorized by the Fund;

(f)          At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders or other appropriately designated parties;

(g)         Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(h)         Prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio;

(i)          Issue replacement checks and place stop orders on original checks based on Shareholder’s representation that a check was not received or was lost.  Such stop orders and replacements will be deemed to have been made at the request of a Portfolio, and, as between the Portfolio and the Transfer Agent, the Portfolio shall be responsible for all losses or claims resulting from such replacement;

(j)          Maintain records of account for and advise the Fund and its Shareholders as to the foregoing;

(k)         Record the issuance of Shares of the Fund and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding.  The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding but shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund;

(l)   Accept any information, records, documents, data, certificates, transaction requests by machine readable input, facsimile, CRT data entry and electronic instructions, including e-mail communications, which have been prepared, maintained or provided by the Fund or a Portfolio, or any other person or firm on behalf of the Fund or a Portfolio or from broker-dealers of record or third-party administrators (“TPAs”) on behalf of individual Shareholders.  With respect to transaction requests received in the foregoing manner, the Transfer Agent shall not be responsible for determining that the original source documentation is in good order, which includes compliance with Rule 22c-1 under the Investment Company Act of 1940 (the “1940 Act”), and it will be the responsibility of the Fund to require its broker-dealers or TPAs to retain such documentation.  E-mail exchanges on routine matters may be made directly with the Fund’s contact at the Transfer Agent.  The Transfer Agent will not act on any e-mail communications coming to it directly from Shareholders requesting transactions, including, but not limited to, monetary transactions, change of ownership, or beneficiary changes;

(m)   Maintain and manage, as agent for the Portfolios, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of share purchases and redemptions and the payment of Portfolio dividends and distributions.   The Transfer Agent shall maintain such accounts with the Custodian.  In connection with the services provided to the Fund under this Agreement, the Fund acknowledges that the Transfer Agent may receive fees from the Custodian for certain account management services related to such accounts (after deduction for the Custodian’s cash management, processing and other related fees and costs).  The Transfer Agent represents that such fees would otherwise be paid directly by the Funds in the form of increases to the fees stated in Schedule 4.1 to this Agreement;

(n)           Receive correspondence pertaining to any former, existing or new Shareholder account, process such correspondence for proper recordkeeping and respond to Shareholder correspondence; and

(o)           Process any request from a Shareholder to change account registration, beneficiary, beneficiary information, transfer and rollovers in accordance with the Procedures.

1.3
 In addition to, and neither in lieu nor in contravention of, the services set forth in Section 1.2, the Transfer Agent shall perform the customary services of a transfer agent, dividend disbursing agent, service agent of certain retirement plans, and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder lists for meetings, arranging for mailing of Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, arranging for the preparation and mailing of confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts and of activity statements for Shareholders, and providing Shareholder account information.

1.4
Control Book (also known as “Super Sheet”).  The Transfer Agent shall maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund’s Custodian on the next business day at such time as may be mutually agreed by the Transfer Agent and the Fund.

1.5
“Blue Sky” Reporting.  The Fund shall (i) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State.  The responsibility of the Transfer Agent for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and providing a system which will enable the Fund to monitor the total number of Shares sold in each State.  Notwithstanding the foregoing, upon instruction by the Fund the Transfer Agent shall reverse transactions effected in States in which Shares are not registered.

1.6
National Securities Clearing Corporation (the “NSCC”).  The Transfer Agent shall (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Portfolios), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of authorized broker-dealers on the Fund dealer file maintained by the Transfer Agent;  (ii) issue instructions to a Portfolio’s banks for the settlement of transactions between the Portfolio and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Portfolio’s records on DST Systems, Inc.’s computer system TA2000 (“TA2000 System”) in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking.

1.7
New Procedures.  New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Fund, on behalf of the Portfolios, and the Transfer Agent.  If agreed to in writing by the Fund and the Transfer Agent, the Transfer Agent may at times perform only a portion of these services and a Portfolio or its agent may perform these services on the Portfolio's behalf.

1.8
Anti-Money Laundering (“AML”) Delegation.  The Fund has elected to delegate to the Transfer Agent certain AML duties under this Agreement, and the parties have agreed to such duties and terms as stated in the attached schedule (“Schedule 1.8 entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties.  In consideration of the performance of the duties by the Transfer Agent pursuant to this Section 1.8, the Fund, on behalf of the Portfolios, agrees to pay the Transfer Agent for the reasonable administrative expense that may be associated with such additional duties as set forth on the attached fee schedule (“Schedule 4.1”).

1.9
Call Center Services.  The Transfer Agent will answer telephone inquiries from 8 a.m. to 6 p.m., Eastern Time, each day on which the New York Stock Exchange is open for trading.  The Transfer Agent shall answer and respond to inquiries from existing Shareholders, prospective Shareholders of the Portfolios and broker-dealers on behalf of such Shareholders in accordance with the telephone scripts provided by the Fund to the Transfer Agent, including requests for information on account set-up and maintenance, general questions regarding the operation of the Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests.  In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, the Fund, on behalf of the Portfolios, agrees to pay the Transfer Agent the fee set forth on Schedule 4.1 and the reasonable reimbursable expenses that may be associated with these additional duties.

1.10
Short Term Trader.  The Transfer Agent will provide the Fund with periodic reports on trading activity in the Portfolios based on parameters provided to the Transfer Agent by the Fund, as amended from time to time.  The services to be performed by the Transfer Agent for the Fund hereunder will be ministerial only and the Transfer Agent shall have no responsibility for monitoring or reviewing market-timing activities.  In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, the Fund, on behalf of the Portfolios, agrees to pay the Transfer Agent the fee set forth on Schedule 4.1 and the reasonable reimbursable expenses that may be associated with these additional duties.

1.11
Escheatment, Orders, Etc.  As mutually agreed upon by the parties as to any reasonable reimbursable expenses, the Transfer Agent will provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing.

1.12	12b-1 Payment Processing. In accordance with procedures mutually agreed to by the Fund and the Transfer Agent, the Transfer Agent shall calculate and disburse 12b-1 payments for the Fund;

1.13
Omnibus Transparency Services.  Upon request of the Fund, the Transfer Agent shall carry out certain information requests, analyses and reporting services in support of the Fund’s obligations under Rule 22c-2(a)(2), (3).  The parties will agree to such services and terms as stated in the attached schedule (“Schedule 1.13” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the parties.  In consideration of the performance of the services by the Transfer Agent pursuant to this Section 1.13, the Fund agrees to pay the Transfer Agent for such fees and expenses associated with such additional services as set forth on Schedule 4.1

1.14
Fiduciary Accounts.  With respect to certain retirement plans or accounts (such as individual retirement accounts (“IRAs”), SIMPLE IRAs, SEP IRAs, Roth IRAs, Coverdell Education Savings Accounts, and 403(b) arrangements (such accounts, “Fiduciary Accounts”), the Transfer Agent, at the request of the Fund, shall arrange for the provision of appropriate prototype plans as well as provide or arrange for the provision of various services to such plans and/or accounts, which services may include custodial services to be provided by State Street Bank and Trust Company (“State Street”), account set-up and maintenance, and disbursements, as well as such other services as the parties hereto shall mutually agree upon.

1.15
Site Visits and Inspections; Regulatory Examinations.  During the term of this Agreement, authorized representatives of the Fund may conduct periodic site visits of the Transfer Agent’s facilities and inspect the Transfer Agent’s records and procedures solely as they pertain to the Transfer Agent’s services for the Fund under or pursuant to this Agreement.  Such inspections shall be conducted at the Fund’s expense (which shall include costs related to providing materials, copying, faxing, retrieving stored materials, and similar expenses) and shall occur during the Transfer Agent’s regular business hours and, except as otherwise agreed to by the parties, no more frequently than twice a year.  In connection with such site visit and/or inspection, the Fund shall not attempt to access, nor will it review, the records of any other clients of the Transfer Agent and the Fund shall conduct the visit/inspection in a manner that will not interfere with the Transfer Agent’s normal and customary conduct of its business activities, including the provision of services to the Fund and to other clients.  The Transfer Agent shall have the right to immediately require the removal of any Fund representatives from its premises in the event that their actions, in the reasonable opinion of the Transfer Agent, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of the Transfer Agent.  The Transfer Agent may require any persons seeking access to its facilities to provide reasonable evidence of their authority.  The Transfer Agent may also reasonably require any of the Fund’s representatives to execute a confidentiality agreement before granting such individuals access to its facilities.  The Transfer Agent will also provide reasonable access to the Fund’s governmental regulators, at the Fund’s expense, solely to (i) the Fund’s records held by the Transfer Agent and (ii) the procedures of the Transfer Agent directly related to its provision of services to the Fund under the Agreement.

1.16
Tax-related support.  The parties agree that to the extent that the Transfer Agent provides any services under this Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986, as amended (“Code”) or any other tax law, including without limitation, withholding, as required by federal law, taxes on Shareholder accounts, preparing, filing and mailing U.S. Treasury Department Forms 1099, 1042, and 1042S, and performing and paying backup withholding as required for shareholders, the Transfer Agent will not make any judgments or exercise any discretion of any kind and will provide only ministerial, mechanical, printing, reproducing, and other similar assistance to the Fund.  In particular, the Transfer Agent will not make any judgments or exercise any discretion in determining generally the actions that are required in connection with such compliance or when such compliance has been achieved.  Except to the extent of making mathematical calculations or completing forms, in each case based on the Fund’s instructions, the Transfer Agent will not make any judgments or exercise any discretion in (1) determining generally: (a) the amounts of taxes that should be withheld on Shareholder accounts; and (b) the amounts that should be reported in or on any specific box or line of any tax form; (2) classifying the status of Shareholders and Shareholder accounts under applicable tax law; and (3) paying withholding and other taxes.  The Fund will provide comprehensive instructions to the Transfer Agent in connection with all of the services that are to be provided by the Transfer Agent under this Agreement that relate to compliance by the Fund with the Code or any other tax law, including promptly responding to requests for direction that may be made from time to time by the Transfer Agent.

2.	Third Party Administrators for Defined Contribution Plans

2.1
The Fund may decide to make available to certain of its customers, a qualified plan program (the “Program”) pursuant to which the customers (“Employers”) may adopt certain plans of deferred compensation (“Plan or Plans”) for the benefit of the individual Plan participant (the “Plan Participant”), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”) and administered by TPAs which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended.

2.2
In accordance with the procedures established in the initial Schedule 2.1 entitled “Third Party Administrator Procedures”, as may be amended by the Transfer Agent and the Fund from time to time (“Schedule 2.1”), the Transfer Agent shall:

(a)           Treat Shareholder accounts established by a Plan in the name of the Plan’s trustee for the benefit of the Plan, Plan or TPA, as the case may be, as an omnibus account;

(b)           Maintain omnibus accounts on its records in the name of a Plan’s trustees for the benefit of the Plan, the Plan, or TPA; and

(c)           Perform all services under Section 1 as transfer agent of the Fund and not as a record-keeper for the Plans.

3.	Exception Services.

3.1	Transactions identified under Sections 1 and 2 of this Agreement shall be deemed exception services (“Exception Services”) when such transactions:

(a)           Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform transfer agency and recordkeeping services;

(b)           Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or

(c)            Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System, than is normally required.

4.	Fees and Expenses

4.1
Fee Schedule.  For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees, on behalf of the Portfolios, to pay the Transfer Agent the fee and expenses as set forth on Schedule 4.1.  Such fees and reimbursable expenses and advances identified under Section 4.2 below may be changed from time to time subject to mutual written agreement between the Fund, on behalf of the Portfolios, and the Transfer Agent.  The parties agree that the fees set forth on Schedule 4.1 shall apply with respect to each Portfolio as of the date hereof and to any newly created Portfolios added to this Agreement under Section 18 that have requirements consistent with services then being provided by the Transfer Agent under this Agreement.  The fees set forth on Schedule 4.1, however, shall not automatically apply to any portfolios resulting from acquisition or merger subsequent to the execution of this Agreement.  In the event that a portfolio is to become a party to this Agreement as the result of an acquisition or merger then the parties shall confer diligently and in good faith, and agree upon fees applicable to such portfolio.

4.2
Reimbursable Expenses.  In addition to the fees paid under Section 4.1 above, the Fund agrees, on behalf of the applicable Portfolio, to reimburse the Transfer Agent for reimbursable expenses, including but not limited to: AML/CIP annual fees, audio response, checkwriting, CIP-related database searches, commission fee application, data communications equipment, DST disaster recovery charge, escheatment, express mail and delivery services, federal wire charges, forms and production, freight charges, household tape processing, lost shareholder searches, lost shareholder tracking, magnetic tapes, reels or cartridges, magnetic tape handling charges, manual check pulls, microfiche/COOL, microfilm, network products, new fund implementation, NSCC processing and communications, postage (to be paid in advance if so requested), offsite records storage, outside mailing services, P.O. box rental, print/mail services, programming hours, regulatory compliance fee per CUSIP, reporting (on request and scheduled), returned checks, Short Term Trader, special mailing, statements, supplies, tax reporting (federal and state), telephone (telephone and fax lines), training, transcripts, travel, T.I.N. certification (W-8 & W-9), vax payroll processing, year-end processing and other expenses incurred at the specific direction of the Fund or with reasonable advance written notice to the Fund.

4.2
Increases.  The fees and charges set forth on Schedule 4.1 shall increase or may be increased (i) in accordance with Section 4.6 below; (ii) upon at least ninety (90) days prior written notice, if changes in laws applicable to its transfer agency business or laws applicable to the Fund, which the Transfer Agent has agreed to abide by and implement, increases the Transfer Agent’s ongoing system utilization costs to provide the affected function by five percent (5%) or more; or (iii) in connection with new or additional functions or features or new services or modes of operation of the TA2000 system.  If the Transfer Agent notifies the Fund of an increase in fees or charges pursuant to subparagraph (ii) of this Section 4.3, the parties shall confer, diligently and in good faith and agree upon a new fee or charges to cover the amount necessary, but not more than such amount, to reimburse the Transfer Agent for the increased costs of operation or new fund features.  If the Transfer Agent notified the Fund of an increase in fees under subparagraph (iii) of this Section 4.3, the parties shall confer, diligently and in good faith, and agree upon a new fee to cover such new fund feature.

4.3
Invoices.  The Fund, on behalf of the applicable Portfolio, agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice, except for any fees or expenses that are subject to good faith dispute.  In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute.  The Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each invoice if the Fund is disputing any amounts in good faith.  If the Fund does not provide such notice of dispute within the required time, the invoice will be deemed accepted by the Fund.  The Fund shall settle such disputed amounts within ten (10) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount.  If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

4.4
Cost of Living Adjustment.  After the first year of the Initial Term, the total fee for all services for each succeeding year shall equal the fee that would be charged for the same services based on a fee rate (as reflected in a fee rate schedule) increased by the percentage increase for the twelve-month period of such previous calendar year of the CPI-W (defined below), or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties.  As used herein, “CPI-W” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston-Brockton-Nashua, MA-NH-ME-CT, (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics.

4.5
Late Payments. If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Fund shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Transfer Agent) on the first day of publication during the month when such amount was due.  Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

5.	Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Fund that:

5.1	It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

5.2
It is duly registered as a transfer agent under Section 17A(c)(2) of the 1934 Act, and it will remain so registered for the duration of this Agreement.  It will promptly notify the Fund in the event of any material change in its status as a registered transfer agent.

5.3	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

5.4	It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform the services contemplated in this Agreement.

5.5	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.6	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.7
It shall comply in all material respects with all laws, rules and regulations, including all provisions of the 1934 Act and the rules thereunder and all state laws, rules and regulations applicable to its transfer agency business.

6.	Representations and Warranties of the Fund

The Fund represents and warrants to the Transfer Agent that:

6.1
The Fund is validly existing as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust” under the laws of The Commonwealth of Massachusetts.

6.2	The Fund has the requisite power and authority under applicable laws and by its Amended and Restated Agreement and Declaration of Trust and Bylaws to enter into and perform this Agreement.

6.3	All proceedings required by said Amended and Restated Agreement and Declaration of Trust and Bylaws have been taken to authorize it to enter into and perform this Agreement.

6.4	The Fund is registered with the SEC as an investment company under the 1940 Act.

6.5
The Fund's Registration Statement has become effective and no stop order suspending the effectiveness thereof has been issued.  The Fund also warrants to the Transfer Agent that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Fund offers or sells its shares have been made.

7.	Wire Transfer Operating Guidelines/Article 4A of the Uniform Commercial Code

7.1
Obligation of Sender.  The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the “Security Procedure”) chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer.  The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date provided that such payment order is received by the applicable customary deadline established by the Federal Reserve or transmitting bank for processing such a request, unless the payment order specifies a later time.  All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

7.2
Security Procedure.  The Fund acknowledges that the Security Procedure it has designated on the Selection Form was selected by the Fund from security procedures offered by the Transfer Agent.  The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing.  The Fund must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Fund's authorized personnel.  The Transfer Agent shall verify the authenticity of all Fund instructions according to the Security Procedure.

7.3
Account Numbers.  The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order.  In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

7.4
Rejection.  The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent's receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent's reasonable judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

7.5
Cancellation Amendment.  The Transfer Agent shall use reasonable best efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act.  However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

7.6
Errors.  The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent has acted in accordance with the standard of care set forth in Section 10 and that the Transfer Agent complies with the payment order instructions as received and the Security Procedure.  The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

7.7
Interest.  The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

7.8
ACH Credit Entries/Provisional Payments.  When a Portfolio initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, State Street will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries.  Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank.  If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the applicable Portfolio in connection with such entry, and the party making payment to the Portfolio via such entry shall not be deemed to have paid the amount of the entry.

7.9
Confirmation.  Confirmation of Transfer Agent's execution of payment orders shall ordinarily be provided within twenty four (24) hours, notice of which may be delivered through the Transfer Agent's proprietary information systems, or by facsimile or call-back.  Fund must report any objections to the execution of an order within thirty (30) days.

8.	Data Access and Proprietary Information

8.1
The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund 's ability to access certain Fund-related data maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party.  In no event shall Proprietary Information be deemed Customer Information (as defined in Section 11.2 below) or the confidential information of the Fund.  The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder.  Without limiting the foregoing, the Fund agrees for itself and its employees and agents to:

(a)           Use such programs and databases (i) solely on the Fund’s computers, (ii) solely from equipment at the locations agreed to between the Fund and the Transfer Agent and (iii) solely in accordance with the Transfer Agent’s applicable user documentation;

(b)           Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Fund’s computer(s)), the Proprietary Information;

(c)           Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

(d)           Refrain from causing or allowing information transmitted from the Transfer Agent’s computer to the Fund’s computer to be retransmitted to any other computer or other device (other than to a computer or device used by the Portfolios’ distributor, or any investment adviser to a Portfolio, each of whom are bound by confidentiality obligations similar in scope to those described herein) except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

(e)           Allow the Fund and its employees and agents to have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent; and

(f)           Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

8.2
Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) was already known by the Fund on a non-confidential basis prior to its disclosure to the Fund by the Transfer Agent or anyone acting on the Transfer Agent’s behalf; (ii) are or become generally available to the public other than as a result of disclosure by the Fund or its officers, employees, agents or anyone receiving such information through any of the foregoing; (iii) become available to the Fund from a third party unrelated to the Fund or the Transfer Agent on a non confidential basis, provided the Fund does not reasonably know such third party to be bound by a confidentiality obligation to the Transfer Agent; (iv) have been or are developed by the Fund independent of and without use or reference to the Confidential Information; (v) which are disclosed by the Fund in connection with a litigation in which the Transfer Agent is a party; provided, however, that the Fund shall have reasonably determined that such disclosure is reasonably necessary or appropriate in the enforcement of, or for the protection of, the rights and remedies of the Fund; (vi) are required to be disclosed pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law provided the Fund is provided reasonable prior notice (unless such prior notice is prohibited by applicable law) before any such disclosure is made.  In the event of a disputed disclosure, the Fund shall bear the burden of proof of demonstrating that the information falls under one of the above exceptions.  In the case of proposed disclosure pursuant to the foregoing clause (vi), the Fund shall, to the extent legally and commercially practicable, provide the Transfer Agent with prompt written notice of such proposed disclosure.  The Transfer Agent may, in its discretion and sole cost and expense, seek a protective order or other appropriate remedy from the proper authority.  The Fund agrees to reasonably cooperate with the Transfer Agent in seeking such order or other remedy.  The Fund further agrees that if the Transfer Agent is not successful in obtaining such a protective order or other remedy, it will furnish only that portion of the Confidential Information that it reasonably believes to be required and will exercise all commercially reasonable efforts, at the Transfer Agent’s expense, to obtain confidential treatment of the Confidential Information.

8.3
The Fund acknowledges that its obligation to protect the Transfer Agent’s Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine.  Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

8.4
If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure.  Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.  DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS.  EXCEPT THOSE EXPRESSLY STATED HEREIN THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.5
If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely in good faith on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

8.6
Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 8.  The obligations of this Section shall survive any earlier termination of this Agreement.

9.	Indemnification

9.1
The Transfer Agent shall not be responsible for, and the Fund, on behalf itself and of each of its Portfolios separately (and not jointly nor jointly and severally), shall indemnify and hold the Transfer Agent harmless, and with respect to Section 9.1(f) herein, also State Street, from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising directly out of or attributable to:

(a)           All actions of the Transfer Agent, its directors, officers, employees or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(b)           A Portfolio’s or its officers, employees, or designees lack of good faith, negligence or willful misconduct;

(c)           The reasonable reliance upon, and any subsequent use of or action taken or omitted, in good faith, without negligence or willful misconduct, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions, or other similar means authorized by a Portfolio, and which have been prepared, maintained or performed by the Portfolio or any other person or firm on behalf of the Portfolio including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Fund or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent by counsel to the Fund after consultation with such legal counsel and upon which instructions or opinion the Transfer Agent is expressly permitted to rely or opinions of external legal counsel reasonably selected by the Transfer Agent; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d)           The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

(e)            The acceptance of facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs or a Portfolio, and the reliance by the Transfer Agent on the broker-dealer, TPA or a Portfolio for ensuring that the original source documentation is in good order and properly retained;

(f)           The negotiation and processing of any checks, wires and ACH transmissions including without limitation for deposit into, or credit to, the Portfolios’ demand deposit accounts maintained by the Transfer Agent; or

(g)           Upon the Fund’s request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems.

9.2
To the extent that the Transfer Agent is not entitled to indemnification pursuant to Section 9.1 above and only to the extent of such right, the Fund, on behalf of its Portfolios, shall not be responsible for, and the Transfer Agent shall indemnify and hold the Fund, on behalf of its Portfolios, harmless from and against any losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising directly out of or attributable to any action or failure of the Transfer Agent to act as a result of the Transfer’s Agent’s lack of good faith, negligence or willful misconduct in the performance of its services hereunder.  For those activities or actions delineated in the Procedures, the Transfer Agent shall be presumed to have used reasonable care, acted without negligence, and acted in good faith if it has acted in accordance with the Procedures.

9.3
In order that the indemnification provisions contained in this Section 9 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim.  The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party.  The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent.

9.4	As-of Adjustments.

(a)           Notwithstanding anything herein to the contrary, with respect to "as of" adjustments, the Transfer Agent will not assume one hundred percent (100%) responsibility for losses resulting from "as ofs" due to clerical errors or misinterpretations of shareholder instructions, but the Transfer Agent will discuss with the Fund the Transfer Agent's accepting liability for an "as of" on a case-by-case basis and, subject to the limitation set forth in Section 10, will accept financial responsibility for a particular situation resulting in a financial loss to a Portfolio where such loss is "material", as hereinafter defined, and, under the particular facts at issue, the Transfer Agent's conduct was culpable and the Transfer Agent's conduct is the sole cause of the loss.  A loss is "material" for purposes of this Section 9.4 when it results in a pricing error on a particular transaction which is (i) greater than a negligible amount per shareholder, (ii) equals or exceeds one ($.01) full cent per share times the number of shares outstanding or (iii) equals or exceeds the product of one-half of one percent (1/2%) times the Fund's net asset value per share times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time).

(b)           If the net effect of the “as of” transactions that are determined to be caused solely by the Transfer Agent is negative and exceeds the above limit, then the Transfer Agent shall promptly contact the Fund accountants.  The Transfer Agent will work with the Fund accountants to determine what, if any, impact the threshold break has on the Fund’s Net Asset Value and what, if any, further action is required.  These further actions may include but are not limited to, the Fund re-pricing the affected day(s), the Transfer Agent re-processing, at its expense, all affected transactions in the Fund that took place during the period or a payment to the Fund.  The Fund agrees to work in good faith with the Transfer Agent and wherever possible, absent a regulatory prohibition or other mutually agreed upon reason, the Fund agrees to re-price the affected day(s) and to allow the Transfer Agent to re-process the affected transactions.  When such re-pricing and re-processing is not possible, and when the Transfer Agent must contribute to the settlement of a loss, the Transfer Agent's responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class) and the Transfer Agent will make such account adjustments and take such other action as is necessary to compensate shareholders for shareholder losses and reimburse the Fund for the amount of Fund losses in accordance with the foregoing standards.

10.	Standard of Care

The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents.  The parties agree that any encoding or payment processing errors shall be governed by this standard of care and that Section 4-209 of the Uniform Commercial Code is superseded by Section 10 of this Agreement.  This standard of care also shall apply to Exception Services, as defined in Section 3 herein, but shall take into consideration and make allowances for the manual processing and non-standard work involved in Exception Services.  Notwithstanding the foregoing, the Transfer Agent’s aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by the Transfer Agent under this Agreement for all of the Portfolios subject to this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, for all of the Portfolios covered by this Agreement during the twelve (12) calendar months immediately preceding the first event for which recovery from the Transfer Agent is being sought.  The foregoing limitation on liability shall not apply to any loss or damage resulting from any fraud committed by the Transfer Agent’s employees or any intentional malevolent acts by the Transfer Agent’s employees.  For purposes of this Section 10, “intentional malevolent acts” shall mean those acts undertaken purposefully under the circumstances in which the person knows or has reason to believe that such acts violates this Agreement and are likely to cause damage or harm.

11.	Confidentiality

11.1
The Transfer Agent and the Fund agree that they will not, at any time during the term of this Agreement or for five (5) years following the termination of this Agreement, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers’ lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Fund, used or gained by the Transfer Agent or the Fund during performance under this Agreement.  The Fund and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Fund and their successors and assigns.  In the event of breach of the foregoing by either party, the remedies provided by Section 8.3 shall be available to the party whose confidential information is disclosed.  The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or Fund agent for purposes of providing services under this Agreement.

11.2
As between the Fund and Transfer Agent, Customer Information (as defined below) is and will remain the sole and exclusive property of the Fund.  “Customer Information” means all the customer identifying data however collected or received, including without limitation, through “cookies” or non-electronic means pertaining to or identifiable to the Fund’s customer(s) or prospective customer(s) and plan administrators (collectively, “Fund Customers”), including without limitation, (i) name, address, email address, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects the use of or interactions with a Fund service, including the Fund’s web site; or (iii) any data otherwise submitted in the process of registering for a Fund service.  For the avoidance of doubt, Customer Information shall include all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) (“GLB Act”). This Agreement shall not be construed as granting any ownership rights in Transfer Agent to Customer Information.

11.3
The Transfer Agent represents, covenants, and warrants that Transfer Agent will use Customer Information only in compliance with (i) the provisions of this Agreement, (ii) its own Privacy and Information Sharing Policy, as amended and updated from time to time and (iii) privacy laws applicable to its business, including the GLB Act as such is applicable to its transfer agency business.

11.4
In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will use reasonable efforts to promptly notify the Fund (except where prohibited by law) and to secure instructions from an authorized officer of the Fund as to such inspection.  The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

11.5
The obligations under this Section 11 shall, to the extent consistent with applicable law, be inoperative as to such portions of the Confidential Information which: (i) were already known by the receiving party hereunder on a non-confidential basis prior to its disclosure to the receiving party by the disclosing party hereunder or anyone acting on the disclosing party’s behalf; (ii) are or become generally available to the public other than as a result of disclosure by the receiving party or its officers, employees, agents or anyone receiving such information through any of the foregoing ; (iii) become available to the receiving party on a non confidential basis from a third party unrelated to the receiving party or the disclosing party which is entitled to disclose it; (iv) have been or are developed by the receiving party independent of and without use or reference to the Confidential Information; (v) which are disclosed by the receiving party in connection with a litigation in which the disclosing party is a party; provided, however, that the receiving party shall have reasonably determined that such disclosure is reasonably necessary or appropriate in the enforcement of, or for the protection of, the rights and remedies of the receiving party; (vi) are required to be disclosed pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law provided the disclosing party is provided reasonable prior notice (unless such prior notice is prohibited by applicable law) before any such disclosure is made.  In the event of a disputed disclosure, the receiving party shall bear the burden of proof of demonstrating that the information falls under one of the above exceptions.  In the case of proposed disclosure pursuant to the foregoing clause (vi), the receiving party shall, to the extent legally and commercially practicable, provide the disclosing party with prompt written notice of such proposed disclosure.  The disclosing party may, in its discretion and sole cost and expense, seek a protective order or other appropriate remedy from the proper authority.  The receiving party agrees to reasonably cooperate with the disclosing party in seeking such order or other remedy.  The receiving party further agrees that if the disclosing party is not successful in obtaining such a protective order or other remedy, it will furnish only that portion of the Confidential Information that it reasonably believes to be required and will exercise all commercially reasonable efforts, at the disclosing party’s expense, to obtain confidential treatment of the Confidential Information.

12.	Covenants of the Fund and the Transfer Agent

12.1	The Fund, on behalf of each of the Portfolios, shall promptly furnish to the Transfer Agent the following:

(a)           A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

(b)           A copy of the Amended and Restated Declaration of Trust and By-Laws of the Fund and all amendments thereto.

12.2
The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such forms and devices.

12.3
The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form, manner and for such periods, as it may deem advisable and as may be required by the laws and regulations applicable to its business as a Transfer Agent, including those set forth in 17 CFR 240.17Ad-6 and 17 CFR 240.17Ad-7, as such regulations may be amended from time to time.  The Transfer Agent shall also maintain customary records in connection with its agency for the Fund; particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940.  Records maintained by the Transfer Agent on behalf of the Fund shall be made available for examinations by the SEC upon reasonable request and shall be maintained by the Transfer Agent for such period as required by applicable law or until such earlier time as the Transfer Agent has delivered such records into the Fund’s possession or destroyed them at the Fund’s request.

12.4
The Transfer Agent may provide the services hereunder from service locations within or outside of the United States.  The Transfer Agent will provide the Fund with reasonable prior notice of any proposed change in service location, including a general description of the services that will be provided at any new service location and such other information as the Fund may reasonably request.

12.5
The Transfer Agent maintains and will contain to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act.  Pursuant to its compliance program, the Transfer Agent will provide periodic measurement reports to the Fund.  Upon request of the Fund, the Transfer Agent will provide to the Fund in connection with any periodic annual or semi-annual shareholder report filed by the Fund or, in the absence of the filing of such reports, on quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to the Transfer Agent’s performance of the services set forth in this Agreement and its internal controls related thereto.  In addition, on a quarterly basis, the Transfer Agent will provide to the Fund a certification in connection with Rule 38a-1 under the 1940 Act.  The Transfer Agent reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments.

12.6
The Transfer Agent will furnish to the Fund, on a semi-annual basis, a report in accordance with Statements on Auditing Standards No. 70 (the “SAS70 Report”) as well as such other reports and information relating to the Transfer Agent’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the Fund may reasonably request.

12.7
The Transfer Agent maintains and will continue to maintain at each service location physical and information security safeguards against the destruction, loss, theft or alteration of the Fund’s Confidential Information, including Customer Information, in the possession of the Transfer Agent that will be no less rigorous than those in place at the effective date of this Agreement, and from time to time enhanced in accordance with changes in regulatory requirements.  The Transfer Agent will, at a minimum, update its policies to remain compliant with regulatory requirements.  The Transfer Agent will meet with the Fund, at its request, on an annual basis to discuss information security safeguards.  If the Transfer Agent or its agents discover or are notified of that someone has violated security relating to the Fund’s Confidential Information, including Customer Information, the Transfer Agent will promptly (a) notify the Fund of such violation, and (b) if the applicable Confidential Information was in the possession or under the control of the Transfer Agent or its agents at the time of such violation, the Transfer Agent will promptly (i) investigate, contain and address the violation, and (ii) provide the Fund with assurance reasonably satisfactory to the Fund that such violation will not recur.

12.8
The Transfer Agent will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Fund.  The Transfer Agent will test the adequacy of its business continuity plan at least annually and upon request, the Fund may participate in such test.  Upon request by the Fund, the Transfer Agent will provide the Fund with a letter assessing the most recent business continuity test results.  In the event of a business disruption that materially impacts the Transfer Agent’s provision of services under this Agreement, the Transfer Agent will promptly notify the Fund of the disruption and the steps being implemented under the business continuity plan.  Furthermore, in the event of a business disruption, the Transfer Agent shall act in good faith and take reasonable steps in accordance with its business continuity plan to minimize service interruptions to the Fund.

13.	Termination of Agreement

13.1
Term.  The initial term of this Agreement (the “Initial Term”) shall be three (3) years from the date first stated above unless terminated pursuant to the provisions of this Section 13.  The term may be renewed by mutual agreement of the Transfer Agent and the individual Fund for successive periods of one year each (“Renewal Term”).  Either the Transfer Agent or the Fund shall give written notice to the other party one hundred twenty (120) days before the expiration of the Initial Term or of a Renewal Term if such party desires not to renew the term for an additional one year period and in the absence of such notice the Agreement shall renew automatically for such one year term.  In the event a Fund wishes to terminate this Agreement as to the Fund prior to the expiration of the Initial Term or a Renewal Term, the Fund shall give one hundred twenty (120) days prior written notice to the Transfer Agent and shall be subject to the terms of this Section, including the payments applicable under Section 13.3.  One hundred twenty (120) days before the expiration of the Initial Term or a Renewal Term, the Transfer Agent and the Fund will agree upon a Fee Schedule for the upcoming Renewal Term.  In the event the parties fail to agree upon a new Fee Schedule as of such date, the Fee Schedule set forth as Schedule 4.1 hereto shall remain in effect subject to increase under Section 3.5. Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (defined below).

13.2
Deconversion. In the event that this Agreement is terminated or not renewed for any reason by the Fund, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Fund, the Transfer Agent, at the Fund’s request, shall offer reasonable assistance to the Fund in converting the Fund’s records from the Transfer Agent’s systems to whatever services or systems are designated by the Fund (the “Deconversion”).  Such Deconversion is subject to the recompense of the Transfer Agent for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties.  As used herein “reasonable assistance” and “transitional assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of the Transfer Agent, including the Proprietary Information as defined in Section 8.1, or (iii) to develop Deconversion software, to modify any of the Transfer Agent’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.

13.3	Termination or Non Renewal.

(a)  Outstanding Fees and Charges.  In the event of termination or non-renewal of this Agreement by the Fund, the Fund will promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement (i) which have been accrued and remain unpaid as of the date of such notice of termination or non-renewal and (ii) which thereafter accrue for the period through and including the date of the Fund’s Deconversion.

(b)  Deconversion Costs and Post-Deconversion Support Fees. In the event of termination or non-renewal of this Agreement by the Fund, the Fund shall pay the Transfer Agent for the Deconversion costs as noted in Section 13.2 and all reasonable fees and expenses for providing any support services that the Fund requests the Transfer Agent to provide post Deconversion, including but not limited to tax reporting and open issue resolution.

(c)  Early Termination for Convenience.  In addition to the foregoing, in the event that the Fund terminates this Agreement prior to the end of the Initial Term or any Renewal Term other than due to the Transfer Agent’s bankruptcy under Section 13.6 or for cause under Section 13.7, the Transfer Agent reserves the right to charge, and the Fund agrees to pay, an amount equal to the average monthly fee paid by the Fund, on behalf of the Portfolios, to the Transfer Agent under the Agreement multiplied by the number of months remaining in the Initial or Renewal Term and calculated as set forth on the then current Fee Schedule, from the date notice of termination was given to the Transfer Agent.  For purposes of this section, the termination by one or more Portfolios of the Fund in connection with the liquidation or merger of such Portfolios in the ordinary course of business shall not be deemed an early termination for convenience, so long as the total number of CUSIPS and accounts remaining to be serviced by the Transfer Agent under this Agreement immediately after such liquidation or merger are not substantially less than the number in effect immediately prior to such liquidation or merger.

13.4
Confidential Information.  Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

13.5
Unpaid Invoices.  The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Fund to the Transfer Agent being outstanding for more than ninety (90) days after receipt by the Fund, except with respect to any amount subject to a good faith dispute within the meaning of Section 4.5 of this Agreement.

13.6
Bankruptcy.  Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

13.7
Cause.  If either of the parties hereto becomes in default in the performance of its duties or obligations hereunder and such default has a material adverse effect on the other party, then the non-defaulting party may give notice to the defaulting party specifying the nature of the default in sufficient detail to permit the defaulting party to identify and cure such default.  If the defaulting party fails to cure such default within thirty (30) days of receipt of such notice, or within such other period of time as the parties may agree is necessary for such cure, then the non-defaulting party may terminate this Agreement upon notice of not less than five (5) days to the defaulting party.

13.8
In the event that the Fund terminates this Agreement prior to the end of the Initial Term or any Renewal Term, other than by reason of the Transfer Agent’s bankruptcy under Section 13.6 or for cause under Section 13.7, then effective as of the first day of any month in which the Transfer Agent receives notice of such termination, all discounts of fees and charges or fee concessions provided under this Agreement and any related agreements shall cease and the Fund shall thereafter pay full, undiscounted fees and charges for the services.

13.9
The parties agree that the effective date of any Deconversion as a result of termination hereof shall not occur during the period from December 15th through March 1st of any year to avoid adversely impacting a year-end.

13.10
Within thirty (30) days after completion of a Deconversion, the Fund will give notice to the Transfer Agent containing reasonable instructions regarding the disposition of tapes, data files, records, original source documentation or other property belonging to the Fund and then in the Transfer Agent’s possession and shall make payment for the Transfer Agent’s reasonable costs to comply with such notice.  If the Fund fails to give that notice within thirty (30) days after termination of this Agreement, then the Transfer Agent may dispose of such property as it sees fit.  The reasonable costs of any such disposition or of the continued storage of such tapes, data files, records, original source documentation or other properties shall be billed to, and within thirty (30) days of receipt of such invoice paid by, the Fund.  Failure to pay such sums when due shall incur a late charge in accordance with Section 4.7 of this Agreement.  In no event shall the Transfer Agent be required to keep archived versions of Fund records beyond the requirements of law applicable to its transfer agency business and the terms of this Section 13.10.  In the event the Fund terminates this Agreement and later re-engages the Transfer Agent for performance of transfer agency services, the Fund agrees to pay the reasonable administrative costs for recovery of any records that are still in the Transfer Agent’s possession.  The provisions of this Section 13.10 shall survive the termination of this Agreement.

14.	Assignment and Third Party Beneficiaries

14.1
Except as provided in Section 15.1 below neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.  Any attempt to do so in violation of this Section shall be void.  Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

14.2
Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund and its Portfolios, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund and its Portfolios.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

14.3
This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund.  Other than as provided in Section 15.1, neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

15.	Subcontractors

15.1
The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with an affiliate of the Transfer Agent which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act or, with regard to print/mail services, to DST Output, Inc., an affiliate of the Transfer Agent; provided, however, that the Transfer Agent shall be fully responsible to the Fund for the acts and omissions of its affiliate as it is for its own acts and omissions.  The foregoing shall not be deemed to apply to any direct contracts between the Fund and any affiliate of the Transfer Agent as to which the Transfer Agent is not a party.

15.2
For purposes of this Agreement, unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, shall not be deemed to be subcontractors of the Transfer Agent.

16.	Changes and Modifications

16.1
During the term of this Agreement the Transfer Agent will use on behalf of the Fund, without additional cost, all modifications, enhancements, or changes which its affiliate DST Systems, Inc. may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Fund, unless substantially all clients of the Transfer Agent are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations.  The Fund, on behalf of the Portfolios, agrees to pay the Transfer Agent promptly for modifications and improvements which are charged for separately at the rate provided for in the Transfer Agent’s standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist.  If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.

16.2
The Transfer Agent shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using or employing the TA2000 System or the Transfer Agent’s  facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days prior notice to allow the Fund to change its procedures and unless the Transfer Agent provides the Fund with revised operating procedures and controls.

16.3
All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST Systems, Inc., an affiliate of the Transfer Agent.

17.	Miscellaneous

17.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties.

17.2
Massachusetts Law to Apply.  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts without regard to the conflict of laws provisions thereof.

17.3
Force Majeure.  In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

17.4
Consequential Damages.  Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

17.5
Survival.  All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

17.6
Severability.  If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

17.7
Priorities Clause.  In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

17.8
Waiver.  No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

17.9	Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

17.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

17.11.
Reproduction of Documents.  This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

17.12
Notices.  All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to the Transfer Agent, to:
Boston Financial Data Services, Inc.
2 Heritage Drive
North Quincy, Massachusetts 02171-2119
Attention: General Counsel, Legal Department, 8th Floor
Facsimile: (617) 483-2490

(b)           If to the Funds, to:
State Street Institutional Investment Trust
State Street Financial Center
One Lincoln Street
Boston, Massachusetts 02110

18.	Additional Portfolios/ Funds

18.1
Additional Portfolios.  In the event that a Fund establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder by the parties amending the Schedule A to include the additional series.

18.2
Conditions re: Additional Portfolios.  In the event that the Transfer Agent is to become the transfer agent for new portfolios, the Transfer Agent shall add them to the TA2000 System upon at least sixty (60) days’ prior written notice to the Transfer Agent provided that the requirements of such portfolios are generally consistent with services then being provided by the Transfer Agent under this Agreement, in which case the fees and expenses for such additional portfolios shall be as set forth on Schedule 4.1 for the remainder of the then-current term.  To the extent such portfolios use functions, features or services not set forth in Section 1 or Schedule 4.1, the rates and charges applicable to such new functions, features or characteristics may be established or increased in accordance with Section 4.3.

19.	Massachusetts Business Trust

A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Fund as officers of the Fund and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers, or Shareholders individually but are binding only upon the assets and property of the relevant Portfolio.

20.	The Parties

All references herein to the “Portfolio” are to the individual series or portfolios of the Fund, as if this Agreement were between the Fund, on behalf of such individual Portfolio separately (and not jointly nor jointly and severally), and the Transfer Agent, and under no circumstances will any Portfolio have or incur any liability or obligation in respect of the services provided by the Transfer Agent to any other Portfolio, or the liabilities or obligations of any other Portfolio (or the Fund in respect of any other Portfolio) to the Transfer Agent.  Any reference in this Agreement to “the parties” shall mean the Transfer Agent and such other individual Portfolio as to which the matter pertains.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET INSTITUTIONAL
INVESTMENT TRUST ON BEHALF OF
ITSELF AND EACH OF THE ENTITIES,
INDIVIDUALLY AND NOT JOINTLY, AS
LISTED ON SCHEDULE A

By: /s/ Nancy L. Conlin

Name: Nancy L. Conlin

Title: Secretary
As an Authorized Officer on behalf of each of the
Funds indicated on Schedule A
ATTEST:

________________________________

BOSTON FINANCIAL DATA SERVICES, INC.

By: /s/ Carol Gilmartin

Name: Carol Gilmartin

Title: Vice President

ATTEST:

_______________________________

SCHEDULE A
FUNDS
Dated: July 31, 2009

State Street Institutional Investment Trust:

State Street Institutional Liquid Reserves Fund - Institutional Class
State Street Institutional Liquid Reserves Fund- Investment Class
State Street Institutional Short-Term Tax Exempt Bond Fund
State Street Institutional Tax Free Money Market Fund - Investment Class
State Street Institutional Tax-Free Money Market Fund - Institutional Class
State Street Institutional Treasury Money Market Fund - Institutional Class
State Street Institutional Treasury Money Market Fund - Investment Class
State Street Institutional Treasury Plus Money Market Fund - Institutional Class
State Street Institutional Treasury Plus Money Market Fund - Investment Class
State Street Institutional U.S. Government Money Market Fund- Institutional Class
State Street Institutional U.S. Government Money Market Fund- Investment Class

STATE STREET INSTITUTIONAL INVESTMENT TRUST ON BEHALF OF ITSELF AND EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A	BOSTON FINANCIAL DATA SERVICES, INC.

By: /s/ Nancy L. Conlin	By: /s/ Carol Gilmartin

Name: Nancy L. Conlin	Name: Carol Gilmartin

Title: Secretary	Title: Vice President

SCHEDULE 1.8
AML DELEGATION
Dated: July 31, 2009

1.	Delegation.

Subject to the terms and conditions set forth in this Agreement, the Fund hereby delegates to the Transfer Agent those aspects of the Fund’s AML program (the “AML Program”) that are set forth in Section 4 below (the “Delegated Duties”). The Delegated Duties set forth in Section 4 may be amended, from time to time, by mutual agreement of the Fund and the Transfer Agent upon the execution by such parties of a revised Schedule 1.8 bearing a later date than the date hereof.

1.2
The Transfer Agent agrees to perform such Delegated Duties, with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.
Consent to Examination.  In connection with the performance by the Transfer Agent of the Delegated Duties, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records the Transfer Agent maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance.  The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review.  For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.
Limitation on Delegation.  The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the Delegated Duties, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information.

4.	Delegated Duties

4.1
Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information, the Transfer Agent shall:

(a)                      Submit all new account registrations and registration changes through the Office of Foreign Assets Control (“OFAC”) database and such other lists or databases as may be required from time to time by applicable regulatory authorities on a daily basis;

SCHEDULE 1.8
AML DELEGATION
(continued)

(b)                      Submit all account registrations through OFAC databases and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c)           Submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database on a daily basis;

(d)           Review redemption transactions that occur within thirty (30) days of an account establishment or registration change or banking information change;

(e)           Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

(f)	Review accounts with small balances followed by large purchases;

(g)           Review accounts with frequent activity within a specified date range followed by a large redemption;

(h)           Review purchase and redemption activity per tax identification number (“TIN”) within the Fund to determine if activity for that TIN exceeded the $100,000 threshold on any given day;

(i)           Monitor and track cash equivalents under $10,000 for a rolling twelve-month period; if the threshold is exceeded, file IRS Form 8300 and issue the Shareholder notices as required by the IRS;

(j)           Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(k)           Compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a).  Provide the Fund with the necessary information for it to respond to such request within required time frame;

(l)           (i) Verify the identity of any person seeking to open an account with the Fund, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

(m)           Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175).  The Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire.  If an

SCHEDULE 1.8
AML DELEGATION
(continued)

account is determined to have a medium or above risk-ranking, the Transfer Agent will monitor the account on a monthly basis for unusual activity.  In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Fund’s AML Officer for further instruction.

(n)  Upon the request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).

4.2
In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Fund, unless prohibited by applicable law.

STATE STREET INSTITUTIONAL INVESTMENT TRUST ON BEHALF OF ITSELF AND EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A	BOSTON FINANCIAL DATA SERVICES, INC.

By: /s/ Nancy L. Conlin	By: /s/ Carol Gilmartin

Name: Nancy L. Conlin	Name: Carol Gilmartin

Title: Secretary	Title: Vice President

SCHEDULE 1.13
OMNIBUS TRANSPARENCY SERVICES
Dated: July 31, 2009

A.	The Funds shall provide the following information to the Transfer Agent:

1.
The name and contact information for the Financial Intermediary, with which the Funds have a “shareholder information agreement” (under which the Financial Intermediary agrees to provide, at the Fund’s request, identity and transaction information about shareholders who hold their shares through an account with the Financial Intermediary (an “accountlet”)), that is to receive an information request;

2.	The Funds to be included, along with each Fund’s frequency trading policy, under surveillance for the Financial Intermediary;

3.	The frequency of supplemental data requests from the Transfer Agent;

4.	The duration of supplemental data requests (e.g. 60 days, 90 days); and

5.	The expected turnaround time for a response from the Financial Intermediary to an information request (including requests for supplemental data)

B.	Upon receipt of the foregoing information, the Funds hereby authorize and instruct the Transfer Agent to perform the following Services:

1.      Financial Intermediary Surveillance Schedules.

(a)	Create a system profile and infrastructure based upon parameters set by the Fund to establish and maintain Financial Intermediary surveillance schedules and communication protocol/links.

(b)           Initiate information requests to the Financial Intermediaries.

2.      Data Management Monitoring

(a)           Monitor status of information requests until all supplemental data is received.

(b)	If a Financial Intermediary does not respond to a second request from the Transfer Agent, the Transfer Agent shall notify the Fund for the Fund to follow-up with the Financial Intermediary.

3.      Customized Reporting for Market Timing Analysis

(a)	Run information received from the Financial Intermediaries through TA2000 System functionalities (utilizing PowerSelect tables, Short Term Trader and Excessive Trader).

(b)           Generate exception reports using parameters provided by the Funds.

SCHEDULE 1.13
(continued)

4.      Daily Exception Analysis of Market Timing Policies for Supplemental Data Provided

(a)	Review daily short-term trader exceptions, daily excessive trader exceptions, and daily supplemental data reconciliation exceptions.

(b)	Analyze Financial Intermediary supplemental data (items), which are identified as “Potential Violations” based on parameters established by the Funds.

(c)	Confirm exception trades and if necessary, request additional information regarding Potential Violations.

5.	Communication and Resolution of Market Timing Exceptions

(a)	Communicate results of analysis to the Funds or upon request of the Funds directly to the Financial Intermediary.

(b)
Unless otherwise requested by the Funds and as applicable, instruct the Financial Intermediary to (i) restrict trading on the accountlet, (ii) cancel a trade, or (iii) prohibit future purchases or exchanges.

(c)           Update AWD Work Object with comments detailing resolution.

(d)           Keep a detail record of all data exceptions and inquires with regards to potential violations.

6.      Management Reporting

(a)
Provide periodic reports, in accordance with agreed upon frequency and content parameters, to the Funds.  As reasonable requested by the Funds, the Transfer Agent shall furnish ad hoc reports to the Funds.

7.      Support Due Diligence Programs

(a)           Update system watch list with pertinent information on trade violators.

(b)	Maintain a detail audit trail of all accounts that are blocked and reason for doing so.

STATE STREET INSTITUTIONAL INVESTMENT TRUST ON BEHALF OF ITSELF AND EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A	BOSTON FINANCIAL DATA SERVICES, INC.

By: /s/ Nancy L. Conlin	By: /s/ Carol Gilmartin

Name: Nancy L. Conlin	Name: Carol Gilmartin

Title: Secretary	Title: Vice President

SCHEDULE 2.1
THIRD PARTY ADMINISTRATOR(S) PROCEDURES
Dated: July 31, 2009

1.
On each day on which both the New York Stock Exchange and the Fund are open for business (a “Business Day”), the TPA(s) shall receive, on behalf of and as agent of the Fund, Instructions (as hereinafter defined) from the Plan.  Instructions shall mean as to each Portfolio (i) orders by the Plan for the purchases of Shares, and (ii) requests by the Plan for the redemption of Shares; in each case based on the Plan’s receipt of purchase orders and redemption requests by Participants in proper form by the time required by the term of the Plan, but not later than the time of day at which the net asset value of the Portfolio is calculated, as described from time to time in that Portfolio's prospectus.  Each Business Day on which the TPA receives Instructions shall be a “Trade Date”.

2.	The TPA(s) shall communicate the TPA(s)’s acceptance of such Instructions, to the applicable Plan.

3.
On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Plans.  In the case of net purchases by any Plan, the TPA(s) shall instruct the Trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+1).  In the case of net redemptions by any Plan, the TPA(s) shall instruct the Portfolio's custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the Trustees of such Plan on (TD+1).  The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by each Portfolio, the TPA(s), and the Transfer Agent.

4.
The TPA(s) shall maintain separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances. The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Transfer Agent and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5.	The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6.
The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

SCHEDULE 2.1
THIRD PARTY ADMINISTRATOR(S) PROCEDURES
(continued)

7.
The TPA(s) shall, at the request and expense of each Portfolio, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by each Portfolio for delivery to its shareholders.

8.
The TPA(s) shall, at the request of each Portfolio, prepare and transmit to each Portfolio or any agent designated by it such periodic reports covering Shares of each Plan as each Portfolio shall reasonably conclude are necessary to enable the Portfolio to comply with state Blue Sky requirements.

9.	The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans; and

10.	The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11.
Plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to each Portfolio be furnished to Participants in which event the Transfer Agent or the Portfolio shall mail or cause to be mailed such materials to Participants.  With respect to any such mailing, the TPA(s) shall, at the request of the Transfer Agent or the  Fund, provide at the TPA(s)’s or the Fund's expense a complete and accurate set of mailing labels with the name and address of each Participant having an interest through the Plans in Shares.

STATE STREET INSTITUTIONAL INVESTMENT TRUST ON BEHALF OF ITSELF AND EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A	BOSTON FINANCIAL DATA SERVICES, INC.

By: /s/ Nancy L. Conlin	By: /s/ Carol Gilmartin

Name: Nancy L. Conlin	Name: Carol Gilmartin

Title: Secretary	Title: Vice President

SCHEDULE 4.1
FEES AND EXPENSES
Dated: July 31, 2009

General:

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee.  A charge is made for an account in the month that an account opens or closes.

Annual Account Service Fees:
Open Account Fee	$14.00
Closed Account Fee	$2.80

Fund Minimum (per cusip per account)
1 to 40 accounts	$8,000.00
41 to 70 accounts	$12,000.00
over 70 accounts	$15,000.00

Investor Fee	$2.00
CDSC Fee	$3.00

Activity Based Fee:
Telephone Calls	$3.00
Telephone Calls (Teleservicing)	$5.00
Telephone Transaction (purchase/redemption)	$5.00
Fulfillment	$5.00

IRA Custodial Fee:
Annual Maintenance (per account)	$10.00

Out-of-Pocket Expenses:
Billed as Incurred in accordance with Section 3.2 of the Agreement.

STATE STREET INSTITUTIONAL INVESTMENT TRUST ON BEHALF OF ITSELF AND EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A	BOSTON FINANCIAL DATA SERVICES, INC.

By: /s/ Nancy L. Conlin	By: /s/ Carol Gilmartin

Name: Nancy L. Conlin	Name: Carol Gilmartin

Title: Secretary	Title: Vice President